Exhibit 99.77D

                             MERCANTILE FUNDS, INC.
                                 ("Registrant")
                                   Form N-SAR

                     For the Fiscal Year Ended May 31, 2003

          Sub-Item 77D: Policies with respect to security investments.

At a meeting held on October 25, 2002, the Board of Directors of the registrant approved a change in the principal investment strategy of the Capital Opportunities Fund effective December 4, 2002 to a blended investment strategy that utilizes both a growth and value investment style. The strategy change was disclosed to registrant's shareholders pursuant to supplements dated November 4, 2002 to registrant's prospectuses dated September 30, 2002, which were filed with the Securities and Exchange Commission on November 4, 2002 via EDGAR (Accession No. 1021408-2-13187) and are incorporated herein by reference.

At a meeting held on February 7, 2003, the Board of Directors of the registrant approved a change in the investment policy of the Limited Maturity Bond Fund that under normal market conditions the Fund's portfolio securities are expected to have an average weighted maturity of one to five years. The policy change was disclosed to registrant's shareholders pursuant to supplements dated May 28, 2003 to registrant's prospectuses dated September 30, 2002, which were filed with the Securities and Exchange Commission on May 28, 2003 via EDGAR (Accession No. 1193125-3-6799) and are incorporated herein by reference.